Exhibit (a)(1)(K)

HOLLYWOOD MEDIA CORP. MODIFIES TENDER OFFER
AND IS NOW OFFERING TO PURCHASE UP TO
8,000,000 SHARES OF ITS COMMON STOCK AT A PRICE OF $2.05 PER SHARE

BOCA RATON, FL (February 3, 2011) – Hollywood Media Corp. (Nasdaq: HOLL) announced today that it has modified its tender offer originally announced on January 18, 2011 to increase the purchase price it is offering to pay for shares tendered in the tender offer, reduce the number of shares it is offering to purchase in the tender offer, and extend the expiration time of the tender offer.  Hollywood Media Corp. is now offering to purchase up to 8,000,000 shares of its common stock at a price of $2.05 per share, less any applicable withholding taxes and without interest.  The number of shares Hollywood Media Corp. now proposes to purchase in the tender offer represents approximately 25.7% of the 31,179,066 shares of Hollywood Media Corp. common stock outstanding as of January 31, 2011.  On February 2, 2011, the last full trading day before the announcement of the amendment to the tender offer, the last sale price of Hollywood Media Corp.’s common stock reported on the NASDAQ Global Market was $1.94 per share.

The tender offer will now expire at 5:00 p.m., New York City time, on Friday, February 18, 2011, unless extended by Hollywood Media Corp.  Tenders of shares must be made on or prior to the expiration of the tender offer.  Shareholders may withdraw any shares they have tendered (including any shares they have tendered prior to the date of the announcement of the amendment to the tender offer) at any time on or prior to the expiration of the tender offer.  Shareholders who validly tendered their shares previously and have not withdrawn them do not have to take any further action (unless they wish to withdraw their previously tendered shares).

The tender offer is subject to a number of terms and conditions described in the Offer to Purchase dated January 18, 2011 and in the related Letter of Transmittal that were previously distributed to shareholders, as they may be amended and supplemented from time to time (including as they are amended and supplemented by the Supplement to the Offer to Purchase and the related Letter of Transmittal dated February 3, 2011, that is being distributed to shareholders).

Hollywood Media Corp. increased the purchase price it is offering to pay for shares tendered in the tender offer in light of the current market price of the shares and the reduction in the number of shares Hollywood Media Corp. is offering to purchase in the tender offer.  Hollywood Media Corp. reduced the number of shares it is offering to purchase in the tender offer in order to preserve more cash in connection with a payment Hollywood Media Corp. expects to make to Key Brand Entertainment Inc. pursuant to a post-closing working capital adjustment under the Stock Purchase Agreement between Hollywood Media Corp. and Key Brand Entertainment Inc. relating to the sale of Hollywood Media Corp.’s Broadway Ticketing Division.  Hollywood Media Corp. extended the expiration time of the tender offer to ensure that the tender offer would remain open for at least ten business days after Hollywood Media Corp. reduced the number of shares it is offering to purchase in the tender offer and increased the purchase price it is offering to pay for shares tendered in the tender offer.

On the terms and subject to the conditions of the tender offer, Hollywood Media Corp.’s shareholders now have the opportunity to tender some or all of their shares at a price of $2.05 per share.  If shareholders properly tender (and do not properly withdraw) more than 8,000,000 shares, Hollywood Media Corp. will purchase shares tendered on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase dated January 18, 2011 and the related Letter of Transmittal, as they may be amended and supplemented from time to time (including as they are amended and supplemented by the Supplement to the Offer to Purchase and the related Letter of Transmittal dated February 3, 2011, that is being distributed to shareholders).  Shareholders whose shares are purchased in the tender offer will be paid $2.05 per share, net in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer period.

As of January 31, 2011, Hollywood Media Corp. had approximately $26.8 million in cash and cash equivalents.  Hollywood Media Corp. will use a portion of its cash and cash equivalents to fund the tender offer.

The Information Agent for the tender offer is Innisfree M&A Incorporated.  The Depositary for the tender offer is American Stock Transfer & Trust Company, LLC.  The Supplement to the Offer to Purchase and the related Letter of Transmittal dated February 3, 2011 is being mailed to shareholders of record and also will be made available for distribution to beneficial owners of Hollywood Media Corp. common stock.  The Offer to Purchase dated January 18, 2011, the related Letter of Transmittal and related documents were previously mailed to shareholders of record and were also made available for distribution to beneficial owners of Hollywood Media Corp. common stock.  For questions and information, please call the Information Agent toll free at 1-888-750-5834.

None of Hollywood Media Corp., its Board of Directors, any member or committee of its Board of Directors, the Information Agent or the Depositary is making any recommendations to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must make their own decisions as to how many shares they will tender, if any.  In so doing, shareholders should read and evaluate carefully the information in the Offer to Purchase dated January 18, 2011, in the related Letter of Transmittal, and in the Supplement to the Offer to Purchase and the related Letter of Transmittal dated February 3, 2011.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF HOLLYWOOD MEDIA CORP. COMMON STOCK.  THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED JANUARY 18, 2011 AND THE RELATED LETTER OF TRANSMITTAL THAT HOLLYWOOD MEDIA CORP. PREVIOUSLY DISTRIBUTED TO ITS SHAREHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AS THEY MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME (INCLUDING AS THEY ARE AMENDED AND SUPPLEMENTED BY THE SUPPLEMENT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL DATED FEBRUARY 3, 2011, THAT HOLLYWOOD MEDIA CORP. WILL SHORTLY BE DISTRIBUTING TO ITS SHAREHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION).  SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE DATED JANUARY 18, 2011, THE RELATED LETTER OF TRANSMITTAL, THE SUPPLEMENT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL DATED FEBRUARY 3, 2011 AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER.  SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE ISSUER TENDER OFFER STATEMENT ON SCHEDULE TO, AMENDMENT NO. 1 TO THE ISSUER TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE DATED JANUARY 18, 2011, THE RELATED LETTER OF TRANSMITTAL, THE SUPPLEMENT TO THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL DATED FEBRUARY 3, 2011 AND OTHER DOCUMENTS THAT HOLLYWOOD MEDIA CORP. HAS FILED OR WILL SHORTLY BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.  SHAREHOLDERS ARE URGED TO CAREFULLY READ ALL OF THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Hollywood Media Corp.

Hollywood Media Corp. (Nasdaq: HOLL) is comprised primarily of an Ad Sales division including Hollywood Media Corp.’s minority interest in MovieTickets.com, UK Theatres Online (formerly known as CinemasOnline), and an Intellectual Property division.

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Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws.  The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media Corp., our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, changes in facts and circumstances and other uncertainties concerning the completion of the tender offer, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2009.  Such forward-looking statements speak only as of the date on which they are made.  Further information about these matters can be found in our Securities and Exchange Commission filings.  Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Contact:
Investor Relations Department
Hollywood Media Corp.
L. Melheim
ir@hollywoodmedia.com
561-998-8000